Exhibit 10.29

[*] - Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the commission.

ASSET PURCHASE AGREEMENT

  This Asset Purchase Agreement (this "Agreement"), is dated as of December 1, 2008, is by and between Farmers' Rice Cooperative, a cooperative association organized under the California Food and Agricultural Code ("FRC" or "Seller"), with principal offices at 2525 Natomas Park Drive, Sacramento, California 95851, and NutraCea, a California corporation with principal offices at 5090 40th North Street, Suite 400, Phoenix, Arizona 85018 ("Buyer"). Seller and Buyer agree as follows:

1.           Sale and Purchase.

  1.1           Agreement. Seller agrees to sell, convey and transfer to Buyer and Buyer agrees to purchase and assume from Seller certain assets of Seller's business identified in Section 1.2 (the "Assets"), for the Purchase Price (as defined below) and on the terms and conditions set forth herein. The sale of the Assets is entire and inseverable, and Buyer shall have no obligation to purchase any of the Assets unless all Assets shall be simultaneously sold.

  1.2           The Assets. The Assets to be sold and purchased under this Agreement are as follows:

  (a)           All rights and interest in and to all of the accounts (the "Customer Accounts") of the customers (the "Customers") of Seller identified in that certain Stabilized Rice Bran Processing, Sales and Marketing Agreement, dated September 1, 2005 (the "Prior Marketing Agreement"), between the Seller and The RiceX Company (as predecessor-in-interest to the Buyer) and listed on Schedule A attached hereto; and

  (b)           All rights in and title to the "Fiberice" trademark, and any associated trade names, logos, common law trademarks and service mark registrations and applications registrations and applications therefore and all goodwill associated therewith throughout the world identified on Schedule B attached hereto (collectively, the "Trademarks").

The Customer Accounts and the Trademarks are referred to collectively as the "Assets".

For avoidance of doubt, all rights and claims of Seller to collect accounts receivable from Customers for shipments completed by Seller to such Customers prior to the Closing (as defined below) and all obligations and liabilities of Seller with regard to the Customer Accounts and Trademarks arising with regard to any shipments, acts, omissions, or obligations for the period prior to the Closing ("Retained Liabilities") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and assumed obligations and shall remain the property and liabilities of Seller after the Closing.

  1.3           Restated Stabilized Rice Bran Agreement. At the Closing, the parties hereto further agree to enter into a Restated and Amended Stabilized Rice Bran Processing, Sales and Marketing Agreement in the form attached hereto as Exhibit B (the "Restated Marketing Agreement"), to extend and amend the Prior Marketing Agreement.

2.           Purchase Price and Payment.

  2.1           Purchase Price. In consideration of the transfer of the Assets and the covenant not to compete described in Section 7.2, Buyer shall pay to Seller the aggregate purchase price of Three Million One Hundred Thousand Dollars ($3,100,000) in cash (the "Purchase Price").

  2.2           Payment of Purchase Price. The Purchase Price shall be delivered by Buyer to Seller as follows:

  (a)           At the Closing, Buyer shall deliver to Seller One Million Dollars ($1,000,000) (the "Initial Payment") by wire transfer of immediately available funds to the account specified by the Seller.

  (b)           The balance of the Purchase Price (i.e. $2,100,000) shall be payable in twelve (12) equal quarterly installments of One Hundred and Seventy-Five Thousand Dollars ($175,000) each, commencing on March 1, 2009 and continuing on each following June 1, September 1, December 1, and March 1 thereafter until paid in full, such that the entire Purchase Price shall be paid in full by December 1, 2011. Such payments shall be made by wire transfer of good and valuable funds to the account specified by Seller.

  2.3           Security Interest. As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of the Purchase Price, Buyer grants to Seller a security interest in the following personal property of Buyer (collectively, the "Collateral"): (a) the Assets, and (b) to the extent not otherwise included, all proceeds (as defined in the Uniform Commercial Code as the same is, from time to time, in effect in the State of California (the "UCC")) of the foregoing.

  2.4           Events of Default. The occurrence of any one or more of the following events shall be an "Event of Default" " with respect to Buyer or Seller, as applicable:

  (a)           Buyer fails to pay Seller any portion or installments of the Purchase Price and such failure continues for more than ten (10) days after written notice of default from Seller to Buyer specifying the amounts past due in sufficient detail to allow Buyer the reasonable opportunity to cure within such ten (10) day period;

  (b)           Buyer or Seller breaches or defaults in the performance of any covenant or obligation under this Agreement or the Restated Marketing Agreement, and such breach or default continues for more than thirty (30) days after written notice of such default from Seller to Buyer, or Buyer to Seller, as applicable, specifying the breach or default in sufficient detail to allow Buyer or Seller, as applicable, the reasonable opportunity to cure within such thirty (30) day period; or

  (c)           Buyer or Seller (A) (i) shall file a voluntary petition in bankruptcy; or (ii) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Buyer or Seller, as applicable, or of all or substantially all of the assets or property of Buyer or Seller, as applicable; or (iii) ninety (90) days shall have expired after the commencement of an involuntary action against Buyer or Seller, as applicable, seeking reorganization, liquidation, dissolution or similar relief in bankruptcy without such action being dismissed; or (iv) Buyer or Seller, as applicable, shall file any answer admitting or not contesting the material allegations of a petition filed against Buyer or Seller, as applicable, in any such proceedings; or (v) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings.

  2.5           Remedies Upon an Event of Default.

  2.5.1.       Event of Default of Buyer.

  (a)           General. Upon the occurrence and during the continuance of any one or more Events of Default of Buyer, Seller may, at its option, accelerate and demand payment of all or any part of the Purchase Price and declare it to be immediately due and payable. Seller may exercise all rights and remedies with respect to the Collateral available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Seller's rights and remedies shall be cumulative and not exclusive.

  (b)           Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default of Buyer, Seller may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Seller may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Buyer agrees that any such public or private sale may occur upon ten (10) calendar days' prior written notice to Buyer. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Seller in the following order of priorities:

  First, to Seller in an amount sufficient to pay in full Seller's reasonable attorneys' fees and expenses;

  Second, to Seller in an amount equal to the then unpaid amount of the Purchase Price; and

  Finally, to Buyer or its representatives.

Seller shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

  (c)           Termination of Covenant Not to Compete. Upon the occurrence of any Event of Default of Buyer, the covenant not to compete set forth in Section 7.2 shall immediately terminate and be suspended until Seller shall have received the full amount of the Purchase Price, after which it shall again apply as set forth in Section 7.2; provided that if Buyer cures all existing Events of Default later than six months after the first event giving rise to any existing Event of Default, Buyer's covenant not to compete shall be reinstated and once again take effect only if Buyer also reimburses Seller for all costs and expenditures expended in good faith in an effort to obtain an alternate source of stabilized rice bran for distribution to the Customers.

  (d)           No Waiver. Seller shall be under no obligation to marshal any of the Collateral for the benefit of Buyer or any other person, and Buyer expressly waives all rights, if any, to require Seller to marshal any Collateral.

  (e)           Cumulative Remedies. The rights, powers and remedies of Seller hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Seller.

  2.5.2.       Event of Default of Seller.

  (a)           Offset Against or Satisfaction of Purchase Price. In addition to any other rights at law or in equity, upon the occurrence of any one or more Events of Default of Seller, Buyer's payment obligations under Section 2.2(b) shall be reduced by the greater of (i) Buyer's actual damages resulting from such Event of Default or (ii) if Seller's breach consists in whole or in part of a breach of the covenant not to compete, two times the amount of Seller's net profits earned in violation of the covenant not to compete; provided, if Seller breaches this Agreement a third time after two prior breaches for which Buyer has given notice of default and such third breach is not cured within the applicable cure period and a third Event of Default occurs, the Purchase Price shall be deemed satisfied and paid in full, and all obligations of Seller under this Agreement shall continue in full force and effect.

  (b)           Cumulative Remedies. The rights, powers and remedies of Buyer hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Buyer.

  2.6           Assumed Liabilities. At the Closing, Buyer assumes and agrees to discharge all obligations under the Customer Accounts arising with regard to any shipments, acts, omissions, or obligations for the period on and after the Closing (the "Assumed Liabilities").

  2.7           Allocation of Purchase Price. The Purchase Price shall be allocated as provided on Schedule C. Buyer shall provide Seller with an allocation of the Purchase Price among the Assets, which shall be determined in accordance with Treasury Regulation Section 1.1060-1T and which, absent manifest error, shall apply for purposes of completing IRS Form 8594 (as provided for below). Except in the event of a subsequent adjustment to the Purchase Price which adjustment shall be reflected in the allocation hereunder in a manner consistent with the Treasury Regulations, neither Seller nor Buyer shall file any return or take a position with any taxing authority that is inconsistent with any allocation pursuant hereto. "Treasury Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), or other federal tax statutes.

  2.8           Payments Received After Closing; Pending Shipments. In the event that, after the Closing, (a) Buyer shall receive any payment of any amount from a Customer that is not an Asset acquired hereunder or (b) Seller shall receive any payment from a Customer that is included in the Assets or shall hold a deposit for shipments not completed prior to the Closing, the party receiving such payment (or deposit amount) shall promptly deliver it to Seller (in the case of any such amounts received by Buyer) or Buyer (in the case of any such amounts received by Seller), endorsed where necessary, without recourse in favor of such other party, provided, however, that Seller's obligations under this Section 2.8 shall automatically cease and terminate upon an Event of Default. In addition, if all or any portion of any Customer orders are pending as of the Closing, then for the product shipments that are not completed as of the Closing Buyer shall reimburse Seller for Seller's third-party expenses (excluding items of salary and other overhead) with respect to such pending shipments and Buyer shall be entitled to all Customer payments for such shipments.

3.           Closing. The closing of the purchase and sale contemplated by this Agreement and transfer of possession of the Assets shall be given to Buyer (the "Closing") at the offices of Weintraub Genshlea Chediak Law Corporation, 400 Capitol Mall, 11th Floor, Sacramento, California, on the date hereof (the "Closing Date"). At the Closing:

  3.1           Seller. At the Closing, Seller shall deliver to Buyer:

  (a)           All documents and instruments necessary to carry out the terms and provisions of this Agreement and to effectuate the purpose of the transactions, including, without limitation, properly executed assignments of Seller's rights to the Customer Accounts, a list of the following information related to the Customer Accounts: names, titles, addresses, e-mail addresses, phone numbers, and complete account history for each such client and customer, conveyances of all of its right, title and interest in and to the Trademarks, including without limitation, the Assignment of Trademark instrument attached hereto as Exhibit A, and the duly executed Restated Marketing Agreement; and

  (b)           Resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by its Secretary.

  3.2           Buyer. Buyer shall deliver to Seller the Initial Payment by wire transfer to an account specified by Seller.

  3.3           Other Documents. Each of Seller and Buyer shall execute and deliver each of the agreements and documents required to be executed and delivered by such party pursuant to Section 8.

  3.4           Form and Content. Unless otherwise provided herein, all such instruments so delivered shall be dated the Closing Date and be satisfactory as to form and content to each party and their respective counsel; provided however that neither party shall disapprove any instrument that gives that party the substance of what the party is entitled to receive hereunder.

4.           Representations, Undertakings and Warranties by Seller. The Seller makes the following representations and warranties, each of which shall be true and correct as of the Effective Date of this Agreement and as of the Closing:

  4.1           Power and Authority. Seller has full requisite power to own and use the Assets as currently used, and to convey the Assets to Seller.

  4.2           Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

  4.3           Absence of Conflicts and Consent Requirements. Seller's execution and delivery of this Agreement and performance of its obligations hereunder do not: (a) conflict with or violate Seller's Articles of Incorporation or Bylaws; (b) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate or declare a default under, the terms of any written agreement relating to the Assets to which Seller is a party, or (c) violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Seller is subject. There is no requirement applicable to Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful performance by Seller and of its obligations hereunder. No person has any power of attorney to act on behalf of Seller in connection with its Assets. The parties acknowledge that the consents set forth on Schedule 4.3 are required in connection with the transactions contemplated herein. Seller shall obtain all such consents prior to Closing.

  4.4           Title to Assets. Seller has good and marketable fee simple title to the Assets, and the Assets are (or as of the Closing shall be) free and clear of all liens, charges, pledges, claims, security interests, mortgages, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any kind or character. After the date hereof and prior to the Closing, Seller will not, without Buyer's written permission, sell or otherwise dispose of any of the Assets to be acquired hereunder.

  4.5           Litigation. There are no actions, suits, arbitrations or proceedings filed or commenced by or before any court, arbitrator or any governmental or administrative agency with respect to the Assets and there are no orders, injunctions, awards, judgments or decrees outstanding against, affecting or relating to the Assets.

  4.6           Customer Accounts. The list of the Customer Accounts on Exhibit A includes a true, correct and complete list of the Customers and all Customer deposits and advance payments for orders not shipped to the Customers prior to the Closing (which Exhibit shall be updated by Seller immediately prior to the Closing).

  4.7           Disclosure. The representations and warranties of Seller set forth in this Agreement or any exhibit, schedule, list or other document delivered by Seller to Buyer pursuant hereto, do not contain any untrue statement of material fact or omit to state any material fact necessary in light of the circumstances under which they were made to make the statements contained herein not misleading.

  4.8           No Omissions. No representation or warranty of Seller, nor any statement, certificate, schedule or exhibit, schedule, list or other document furnished or to be furnished by or on behalf of Seller or pursuant hereto contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements herein or therein not misleading under the circumstances. No investigation by or on behalf of Buyer or information revealed as a consequence thereof shall absolve Seller from any liability for any such untrue statement or omission.

5.           Representations and Warranties by Buyer.   Buyer makes the following representations and warranties:

  5.1           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

  5.2           Authority; Binding Agreement. Buyer has duly approved and ratified the execution and delivery of this Agreement and the consummation of the transactions provided for herein. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

  5.3           No Violation. Buyer is not subject to, and is not a party to any charter or by-law, or any mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which (i) would prevent consummation of the transactions contemplated by this Agreement or would be violated or breached in any material respects by consummation of such transactions, or (ii) would prevent Buyer from complying in any material respects with the terms, conditions and provisions of this Agreement, or (iii) would require the consent of any third party to the transactions contemplated herein.

6.           Indemnity.

  6.1           Seller Indemnity. Seller agrees to indemnify, defend, save and hold Buyer and Buyer's agents, affiliates, employees and representatives ("Buyer Indemnitees") harmless from and against any and all damage, liability, loss, expense, assessment, judgment or deficiency of any nature whatsoever (including and without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) (collectively, "Damages") incurred or sustained by a Buyer Indemnitee that arises out of or in connection with (i) a breach of any representation, warranty or covenant of this Agreement, or non-fulfillment of any obligation of Seller under this Agreement or any certificate furnished in connection herewith, or (ii) the use of the Assets by Seller prior to the Closing, or (iii) the Retained Liabilities, whether disclosed or undisclosed, known or unknown, fixed or contingent.

  6.2           Buyer Indemnity. Buyer hereby agrees to indemnify, defend, save and hold Seller and Seller's agents, affiliates, employees and representatives harmless from and against any Damages incurred or sustained by Seller that arises out of or in connection with (i) a breach of any representation, warranty or covenant of this Agreement, or non-fulfillment of any obligation of Buyer under this Agreement or any certificate furnished in connection herewith, (ii) the use of the Assets by Buyer following the Closing, but not resulting from any misconduct of Seller, or (iii) the Assumed Liabilities.

  6.3           Claims Procedure. A party seeking indemnification hereunder (the "Indemnitee") will give prompt written notice to the party from which indemnification is sought (the "Indemnitor") of any claim which it discovers or of which it receives notice after the Closing and which might give rise to a right of indemnification by it against Indemnitor under this Agreement (a "Claim"), stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice of such Claims shall not jeopardize Indemnitee's right to indemnification unless such failure shall have materially prejudiced the ability of Indemnitor to defend such Claim. In the case of any Claim by any third party with respect to which Indemnitor may have liability under this Agreement, Indemnitor shall be entitled to participate in the defense thereof and, to the extent desired by Indemnitor, to assume the defense thereof, and after written notice from Indemnitor to Indemnitee of its election to assume such defense, Indemnitor will not be liable to any Indemnitee for any legal or other expenses subsequently incurred by such Indemnitee in connection with its participation in the defense of the Claim, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense of the Claim following Indemnitor's notice of such election. The parties will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such Claim. Indemnitor will not agree to a compromise or settlement of any such suit, Claim or proceeding that would require the payment of any amounts by Indemnitee without the written consent of Indemnitee; provided that if Indemnitee shall fail or refuse to provide such written consent, then Indemnitor's liability under this Agreement with respect to such Claim shall be limited to the amount so offered in compromise or settlement, together with all legal and other expenses which may have been incurred prior to the date on which Indemnitee has refused to consent to such compromise or settlement.

  6.4           Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnitor will be liable to any Indemnitee for any Damages other than direct, compensatory Damages. Each party agrees that it is not entitled to recover and hereby waives any claim with respect to, and will not seek, indirect, lost profit, lost opportunity, diminution-in-value, consequential, punitive or any other special Damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

  6.5           No Double Recovery. Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no party shall be entitled to recover the amount of any Damages suffered by such party more than once, regardless of whether such Damages may be as a result of a breach of more than one representation or warranty or covenant

  6.6           Adjustments to Purchase Price. Any payments made pursuant to this Section 6 shall be consistently treated as adjustments to Purchase Price for all tax purposes by the parties.

7.           Additional Covenants.

  7.1           Goodwill Preservation. Except as otherwise requested by Buyer, and without making any commitments on Buyer's behalf, Seller shall use commercially reasonable efforts in the normal course of business to preserve for Buyer the goodwill of the Customer Accounts. Seller will use commercially reasonable efforts to preserve the Assets intact. Seller shall notify Buyer of any event or transaction of which they become aware prior to Closing which could materially affect the Assets in an adverse manner.

  7.2           Covenant Not to Compete. In consideration of payment of the Purchase Price to Seller as set forth in Section 2, a portion of which shall be allocated to this covenant not to compete, Seller agrees that, for a period of three (3) years from and after the Closing Date, Seller shall refrain from, unless first obtaining the Buyer's prior written consent, in any county in California, any state in the United States of America and any other country in which Buyer has conducted the Business, directly or indirectly, engaging in, being employed by, being associated with, being under contract with, owning, managing, operating, joining, controlling, or participating in the ownership, management, operation, or control of, being connected in any manner with, or having any interest in, any business, firm, sole proprietorship, partnership or corporation that engages in the Business. As used in this Section 7.2, "Business" means the business of selling stabilized rice bran and/or enhanced stabilized rice bran to third-party end consumers, and for avoidance of doubt, "Business" shall not include the sale or processing of raw rice bran.

  7.3           Further Assurances. Seller and Buyer agree that, from time to time, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purpose and intent of this Agreement.

8.           Conditions to Close.

  8.1          Conditions of Buyer. The obligations of Buyer to consummate the transactions herein contemplated are subject to the satisfaction on or prior to the Closing of the following conditions, and if Buyer shall not consummate the transactions herein contemplated by reason of the failure of such conditions to have been satisfied as herein provided, then Buyer shall have no liability to Seller:

  (a)           The representations and warranties of Seller contained in this Agreement and in any exhibit, schedule, instrument, agreement or other document delivered to Buyer pursuant thereto, shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all respects;

  (b)           No litigation or order shall have been instituted by a court or other governmental body or any public authority restraining or prohibiting the transaction contemplated herein;

  (c)           Each of the required consents identified on Schedule 4.3 shall have been obtained and shall be in full force and effect;

  (d)           Seller shall have delivered to Buyer the Restated Marketing Agreement, duly executed by Seller; and

  (e)           Buyer shall have received from Seller such other and further certificates, assurances and documents as may reasonably be required by Buyer in connection with the consummation of the transactions contemplated hereby.

  8.2           Conditions of Seller. The obligations of Seller to consummate the transactions herein contemplated are subject to the satisfaction on or prior to the Closing of the conditions set forth herein below, and if Seller shall not consummate the transactions herein contemplated by reason of the failure of such conditions to have been satisfied as herein provided, then Seller shall have no liability to Buyer:

  (a)           The representations and warranties of Buyer contained in this Agreement and in any exhibit, schedule, instrument, agreement or other document delivered to Seller pursuant thereto, shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such Closing, or such schedules and instruments had been delivered on such date, and the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all respects;

  (b)           No litigation or order shall have been instituted by a court or other governmental body or any public authority restraining or prohibiting the transaction contemplated herein;

  (c)           Each of the required consents identified on Schedule 4.3 shall have been obtained and shall be in full force and effect;

  (d)           Buyer shall have delivered to Seller the Restated Marketing Agreement, duly executed by Buyer; and

  (e)           Seller shall have received from Buyer such other and further certificates, assurances and documents as may reasonably be required by Seller in connection with the consummation of the transactions contemplated hereby.

9.           Miscellaneous.

  9.1           Survival of Representations, Warranties and Covenants. Each representation and warranty and covenant contained herein or made pursuant hereto shall be deemed to be material and to have been relied upon, and shall survive the execution and delivery of this Agreement, the Closing, any investigation at any time made by or on behalf of any party hereto, and the transfer of and payment for the Assets. Every schedule or other document referred to herein and every certificate delivered pursuant hereto shall be deemed to constitute a representation and warranty made pursuant hereto. This Agreement creates continuing obligations and it is binding and active until all undertakings, direct and indirect, are fulfilled.

  9.2           Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto by operation of law or otherwise without the prior written consent of Buyer; provided, that Buyer, in its sole discretion, may assign all or any portion of its rights, interests and obligations hereunder to any affiliate of Buyer, and provided, further, that such assignee assumes and agrees in writing to perform all of Buyer's obligations hereunder. This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto.

  9.3           Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

  9.4           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  9.5           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

  9.6           Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effective upon personal delivery to the party to be notified, upon deposit with an overnight delivery service, by facsimile upon receipt of confirmation of transmission, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party above, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

  9.7           Expenses. Irrespective of whether any closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

  9.8           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller.

  9.9           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

  9.10         Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

  9.11        Attorneys' Fees. If the services of an attorney are used by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is sought to enforce or interpret any provision of this Agreement or the rights and duties if any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled in accordance with applicable law.

  9.12        Remedies. In the event of breach of any of the representations, warranties, promises or covenants of any party hereto or the non-fulfillment of any obligation on the part of such party under this Agreement, the other party's remedies following the Closing shall be cumulative and not exclusive, and the exercise by such other party of any of its remedies at law or in equity to recover any damages shall not affect any other remedy such other party may have.

  9.13         Publicity. No notices to third parties or other publicity, including press releases, prior to Closing concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, except to the extent otherwise required by law.

[REMAINDER OF PAGE LEFT BLANK]

  Farmers' Rice Cooperative and NutraCea have executed and delivered this Agreement as of the date first set forth above.

Seller:

Farmers' Rice Cooperative

/s/ Kirk Messick
Kirk Messick
Senior Vice President

Buyer:

NutraCea

/s/ Bradley Edson
Bradley Edson
Chief Executive Officer

Signature Page to Asset Purchase Agreement

Schedule A

Customer Accounts

[*]

Schedule B

Trademarks

FIBERICE

Schedule C

Allocation of Purchase Price

Allocation will be subject to a fair market analysis to be conducted after Closing.

Exhibit A

ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement ("Agreement") is entered into by and between NutraCea, a California corporation ("NutraCea") with principal offices at 5090 North 40th Street, Suite 400, Phoenix, Arizona, 85018, and Farmers' Rice Cooperative, a cooperative association organized under the California Food and Agricultural Code ("FRC"), with principal offices at 2525 Natomas Park Drive, Sacramento, California, 95851. The parties agree as follows, effective as of December 1, 2008:

1.           Assignment.

1.1         Trademarks. For valuable consideration, FRC hereby grants, transfers and assigns to NutraCea all of FRC's right, title and interest in and to the "FIBERICE" trademark and any associated trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world.

2.           Miscellaneous. This Agreement shall (i) be binding on the successors and assigns of NutraCea and FRC, (ii) inure to the benefit of the successors and assigns of the aforementioned properties, and (iii) be governed by and construed in accordance with the laws of the State of California.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Trademark Assignment Agreement as of the date first written above.

Farmers' Rice Cooperative

By:	/s/ H. Kirk Messick
Its:	SR Vice President

NutraCea

By:	/s/ Brad Edson
Brad Edson, CEO

Exhibit B

RESTATED MARKETING AGREEMENT

Schedule 4.3

Consents

1.           [*]

2.           National Rice Company
  Confirmation of sale No. 270454 Dated September 28, 2007
  Seller: Farmers' Rice Cooperative Buyer: Dainty Foods

3.           Bank of America

4.           Co Bank